CONTRACT OF PARTNERSHIP

BETWEEN

TOP SPORTS, U.S.A., commercial society, constituted and regulated by the Laws of the Dominican Republic, with its social address located in the suite No. 106 of the commercial Center "Jardin Des Artes", Jardines del Embajador, situated at Avenida Sarasota No. 65, of the neighborhood of Bella Vista, in the city of Santo Domingo, National District, Dominican Republic, duly represented by its President Mr. Paul F. Egan, Irish, of legal age, unmarried, businessman, bearer of Irish passport No. M371523, domiciled and resident in the city of Santo Domingo, National District, and that hereinafter this Contract shall be denominated as Top Sports, S.A., and;

ECONNECT, INC., commercial society, constituted and regulated by the Laws of The United States of America, with its social address at the 2500 Villa Cabrillo Marina in the Suite No. 112, at San Pedro, California, The United States of America, duly represented by its President, Mr. Thomas Hughes, North America, of legal age, married, businessman, bearer of North American passport No. ______________, domiciled and resident in the city of San Pedro, California, and that hereinafter this Contract shall be denominated as eConnect, Inc.;

INASMUCH AS: The commercial society Top Sports, S.A. and eConnect, Inc. have elements, assets and future projections in similar fields, where the experience, technology, personnel and infrastructure of both can be combined in an effective and beneficial way, for the development and evolution of both companies in the gaming industry of games and chance, as much in the electronic commerce on-line;

INASMUCH AS: The commercial society eConnect, Inc wishes to diversify its rank of operations and to integrate the solutions of electronic commerce and interactivity in the environment of the Internet and electronics, to businesses and projects of high cash flow and volume of data transmission, like that found in the gaming industry of games of chance, a great growth sector as much in the Dominican Republic as in other countries where these activities are allowed and governed by the Law;

INASMUCH AS: The commercial society eConnect, Inc. possesses the correct mixture of technological knowledge and experience in its applications to integrate these knowledge and experiences in the sector of the gaming industry of games of chance, specially in its electronic approach through Internet and of telephony on-line;

INASMUCH AS: The commercial society Top Sports, S.A. wishes to integrate and to cooperate with an institution that can, simultaneously, to provide managerial and technical experience, aimed at projecting and obtaining the objectives of consolidation and growth that the shareholders of this society always have wished;

INASMUCH AS: The commercial society Top Sports, S.A., as far as their shareholders and executives, counts on a great experience and ample connections and relationships in the gaming industry of games of chance, as much in the Dominican Republic as in the Republic of Ireland, a nation that is among the territories to develop by this society;

INASMUCH AS: Both societies recognize the economical, synergistical and evolutionary advantages of a narrow and near collaboration;

THEREFORE:

THE PARTIES AGREED AND CONCURRED ON THE FOLLOWING:

ARTICLE I. The commercial society eConnect, Inc. acquires the sum of 4,997 shares of the Subscribed and Paid-in Capital of Top Sports, S.A. by the following amount and conditions A) Thirty-Five Thousand (US$35,000.00) North American Dollars; B) One Million (1,000,000) of Restricted Shares Class No. 144 of the commercial society eConnect, Inc.; and C) Two Purchase Options (Warrants) of shares of the commercial society eConnect, Inc. at the fixed price of Thirty Cents of North American Dollars (US$0.30) to be exerted in a proportion 1:2 within the term of 12 months as from the date of the company signature of this Contract, at the fixed price of Thirty Cents of North American Dollar (US$0.30).

ARTICLE II: As from the date of subscription of this Contract eConnect, Inc. shall be proprietor and shall be beneficiary of the fifty percent (50%) of all the assets, benefits and gains, an shall share in common jeopardy by the fifty percent (50%) all the liabilities, losses or obligations that Top Sports, S.A. can hold, to be titled or to be forced as much in the Dominican territory as outside Dominican territory. Mentioned assets consist of all Sportsbooks of which Top Sports, S.A. is proprietor, operates in renting to another modality or operation, such as in all possible projects that involve the installation, development, operation and evolution of Sportsbooks, operations of electronic games of chance on-line, electronic Sportsbooks on-line or any derivation that can arise in the future. The PARTIES shall decide the most convenient way to communicate. The Certified Financial Statements attributable to the exercise and the operations of the society, aimed at fulfilling their obligations and at perceiving the benefits attributable to these operations.

PARAGRAPH 1: The PARTIES shall decide that as of the date of subscription of this Contract, any possible project that surrounds the installation, acquisition, renting, administration, development and evolution of the Sportsbooks, operations of electronic games of chance, electronic Sportsbooks on-line or any derivation of which can arise in the future, shall count on the previous, unanimous and written will of the PARTIES that subscribe.

ARTICLE III: As from the date of subscription of this Contract, eConnect, Inc. shall be proprietor of the fifty percent (50)%) of all the assets, benefits or gains and shall share in common jeopardy by the fifty percent (50%) of all the liabilities, losses or obligations that the electronic virtual casino on-line property of eConnect, Inc., located in the electronic direction www.777win.com can hold, to be titled or forced, as much in North American territory as outside North American territory. The PARTIES shall decide the most convenient way to communicate the Certified Financial statements attributable to this electronic virtual casino online, aimed at fulfilling the obligations and perceiving the benefits derived from its operation. Final management decisions on www.777win.com shall be shared between Top Sports, S.A. staff and eConnect, Inc. staff;

PARAGRAPH I: The PARTIES decide that Top Sports, S.A. and eConnect, Inc., by virtue of this same Contract, and in a non-greater term of six (6) months as of the date of subscription of this Contract, shall constitute, develop and operate the electronic Sportsbooks on-line, that shall be located, whenever is possible, in the World Wide Web in the following electronic
direction:   www.topsportssa.com, where all type of sport events
bets shall be accepted. The infrastructure, physical and logistical base for electronic Sportsbooks on-line shall be located in Top Sports, S.A. Dominican installations. Final decisions on www.topsportssa.com shall be shared between eConnect, Inc. staff and Top Sports, S.A. staff;

PARAGRAPH II: The PARTIES decide that the creation and operation of electronic Sportsbooks on-line shall be ruled by the stipulations contained in this Contract, it is to say, that both PARTIES shall be proprietary and shall assume each one the fifty percent (50%) of the costs and expenses of installation, operation, development and payment of bets, as well as be titled each one of the PARTIES, of the fifty percent (50%) of the gains and benefits that it can yield in the course of the operations;

ARTICLE IV: The PARTIES decide that all logistical and technical aspects that surround the physical necessities required for the operations of the electronic virtual casino on-line, located in the electronic direction www.777wins.com, shall be, as from the moment of the subscription of this Contract, transferred to the facilities and infrastructure available for such an aim and set up especially for Top Sports, S.A.;

ARTICLE V: Top Sports, S.A. decides to acquire and to use the available technology owned or represented by eConnect, Inc., in all the aspects of the operations of Top Sports, S.A., as long as it is technical and economically feasible to use this technologies in the field, goal of the operations for Top Sports, S.A.;

ARTICLE VI: The PARTIES decide that, as from the subscription of this Contract, all communication of financial nature shall be for Inter-Parties use or for public information use, that can arise during the course of this Contract, upon requirement of the Government authority, state, municipal, banking or stock marketing. At the aim of or in fulfillment of, the interpretation of the totality or part of this Contract shall be made by way of financial statements properly certified by an Authorized Public Accountant of Dominican or North American nationality;

ARTICLE VII: The PARTIES decide that at least one (1) representative, properly appointed by eConnect, Inc., shall be a member of the Board of Administration or an executive of Top
Sports, S.A. without this number or position being limited in number or position to be occupied;

ARTICLE VIII: ECONNECT, INC. recognizes that outside of the specifically stipulated in this Contract, Top Sports, S.A. does not maintain any relation of dependency, subordination or subsidiarity with it and, therefore, cannot be responsible for, receiver or be titled of obligations, liabilities, litigations, actions, be these: judicial or extra judicial, as much in the Dominican territory as in North American territory. By committed actions or omissions, assumed or contracted debts, assumed or contracted obligations on and during the exercise of its activities, in any period of time previous to the date of subscription of this Contract;

PARAGRAPH I: ECONNECT, INC. formally resigns to any pretension or claim related to benefits, gains, commissions, dividends, valuables, movable and immovable properties that have been realized, generated, gained or acquired by Top Sports, S.A., previous to the date of subscription of this Contract;

ARTICLE IX: TOP SPORTS, S.A. recognizes that outside of the specifically stipulated in this Contract, eConnect, Inc. does not maintain any relation of dependency, subordination or subsidiarity within and, therefore, cannot be responsible for, receiver or be titled of obligations, liabilities, litigations, actions, be these: judicial or extra judicial, as much in the Dominican territory as in North American territory. By committed actions or omissions, assumed or contracted debts, assumed of contracted obligations on and during the exercise of its activities, in any period of time previous to the date of subscription of this Contract;

PARAGRAPH I: TOP SPORTS, S.A. formally resigns to any pretension or claim related to benefits, gains, commissions, dividends, valuables, movable and immovable properties that have been realized, generated, gained or acquired by Top Sports, S.A.
previous to the date of subscription of this Contract;

ARTICLE X: This Contract is agreed to per indefinite time and shall solely be terminated by mutual consent of the PARTIES, or in case of breach of some or the totality of the clauses that form it;

ARTICLE XI: The PARTIES decide that neither part nor the totality of the obligations stipulated by them shall be yielded or transferred to third persons, either physical or moral, without previous written warning and the mutual consent of the PARTIES subscribing this Contract;

ARTICLE XII: The PARTIES stipulate in an express way, that in case of violation by anyone of the PARTIES, of anyone of the obligations stipulated in this Contract, the same shall be terminated in full right, and that PARTY shall be responsible in front of the other of the damages and prejudices that this breach causes;

ARTICLE XIII: The PARTIES decide that the only Laws applicable to any differendum that shall arise on the occasion of the execution of the present contract, shall be those of the Dominican Republic;

ARTICLE XIV:

1. In case that any dispute related to the interpretation shall arise from this agreement, concerning the rights or obligations based or related to this agreement, such dispute shall be deferred and shall be concluded by arbitration.

2. If the PARTIES decide the allocation of a single one arbitrator the arbitration court shall constitute a single one designated arbitrator.

3. If the PARTIES do not agree with a single one designation each PARTY shall designate and the designated arbitrators shall designate an additional arbitrator in order to stipulate an odd number.

4. When an arbitration court consists of more than one arbitrator the judgment shall be given by a majority of votes.

5. The court of arbitration shall establish its own procedure. Its decision must include instructions on the distribution of costs and expenses related to the process of the arbitration, including the honoraries of the arbitrators. The judgment shall final and conclusive for both PARTIES.

6. The arbitration shall be made in the city of Santo Domingo, National District, Dominican Republic and each participant agrees to be put under the arbitration according to the procedures established by the Law concerning cases of arbitration of the Dominican Republic, accepting the established Law and its modifications.

ARTICLE XV: For the aims and consequences of the present Contract the PARTIES make selection of domiciles in the following way:

eConnect in 2500 VILLA CABRILLA MARINA, SUITE NO. 112, SAN PEDRO,
CALIFORNIA, UNITED STATES OF AMERICA.

Top Sports, S.A., in SUITE NO. 106, PLAZA DES ARTS, JARDINES DEL
EMBAJADOR, AVENIDA SARASOTA NO. 65, SECTOR BELLA VISTA, SANTO
DOMINGO, DISTRITO NACIONAL.

Made and signed in good faith in the city of Santo Domingo, National District, Dominican Republic, on the twentieth (20th) day of the month of November of year one thousand, nine hundred and ninety-nine (1999) in three originals of the same tenor and effect: one for each on the contracting PARTIES, and other for legal aims that are proceedings.

                                       eCONNECT


                                       By: /s/  Thomas S. Hughes
                                       Thomas S. Hughes, President


                                       TOP SPORTS, S.A.


                                       By: /s/  Paul Egan
                                       Paul Egan, President